Exhibit 10.1
Summary Description of The Dixie Group, Inc.
2012 Incentive Compensation Plan/Range of Incentives
as effective on March 12, 2012

The following is a description of the Company's 2012 Incentive Plan (“Plan”) for its executive officer as effective March 12, 2012.
Pursuant to the Plan, each executive officer will have the opportunity to earn a Cash Incentive Award, a Primary Long-Term Incentive Award of restricted stock, and an award of restricted stock denominated as “Career Shares.” In order to receive any incentive award under the Plan, an executive officer must be actively employed by the Company at the time such award is paid. The potential range of cash incentives and conditions to vesting awards of Primary Long Term Incentive Shares and Career Shares are described below.
Cash Incentive Awards
For the CEO and all executive officers whose responsibilities are primarily related to corporate-level administration, the Cash Incentive Award component provides each participant with the opportunity to earn a cash incentive ranging from 15% to 75% of such participant's base salary as of January 1, 2012. For executive officers in this category, 40% of the amount of the Cash Incentive Award is determined based on the achievement of specified levels of the Company's annual Operating Income, as adjusted for unusual items, 40% of the amount is determined based on achievement of specified levels of the annual Operating Income of the Company's Residential Business Unit, as adjusted for unusual items, and 20% of the amount is determined based on achievement of specified levels of the Company's annual Contract Operating Income, as adjusted for unusual items. The Compensation Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on the participant's failure to achieve individual performance goals set by the Compensation Committee.
For executive officers whose responsibilities are primarily related to one of the Company's business units, the Cash Incentive Award component provides each participant with the opportunity to earn a cash incentive ranging from 15% to 75% of such participant's base salary. For executive officers in this category, 50% of the amount of the Cash Incentive Award is determined based on the achievement of specified levels of their annual business unit Operating Income, as adjusted for unusual items, 25% of the amount is determined based on the achievement of specified levels of the Company's annual consolidated Operating Income, as adjusted for unusual items, and 25% of the amount is determined based on the achievement of specified levels of the annual Operating Income of the Company's other business units, as adjusted for unusual terms. The Compensation Committee may reduce the amount of any award by up to 30% of the amount otherwise earned based on the participant's failure to achieve individual performance goals set by the Compensation Committee.
Cash Incentive Awards earned under the Plan will be based on the participant's base salary as established by the Compensation Committee, and it is anticipated that such awards will be paid to participants in cash on or prior to March 10, 2013.

Primary Long-Term Incentive Awards and Career Shares
A Primary Long-Term Incentive Award will be made in restricted shares to each executive officer, the value of which will be equal to 35% of the executive's base salary plus any Cash Incentive Award paid for such year. Career Shares will be awarded to each executive officer as an award of restricted stock valued at 20% of such officer's base salary. Such awards will be valued based on the market price of the Company's common stock at the time of grant of the award; provided, however, that, for calculation purposes, in no event shall the Company's common stock be valued at an amount less than $5.00 per share.
Primary Long-Term Incentive Awards will vest over 3 years, and Career Shares will vest when the participant becomes (i) qualified to retire from the Company and (ii) has retained the Career Shares for 24 months following the grant date, subject to accelerated vesting or forfeiture as described below. For any participant who becomes age 60 (or any participant who is already age 60 at the time of an award) restricted shares will vest equally over the stated vesting or retention period (three years in the case of Primary Long-Term Incentive awards and two years in the case of Career Shares awards); provided, however, that in no case will such awards be issued later than two and one half months following the year in which such awards vest or are no longer subject to a substantial risk of forfeiture.
Special Conditions to Awards
The Primary Long-Term Incentive Awards will only be made if the Company achieves a minimum Operating Income performance level; Career Share Awards will only be made if the Company's results from continuing operations for fiscal 2012 show improvement over comparable results for fiscal 2011. Death, disability or a change in control of the Company will cause immediate vesting of all restricted stock issued as Career Shares and as Primary Long-Term Incentive Share Awards. Termination without cause will result in immediate vesting of all Career Share Awards, and acceleration of vesting of Primary Long-Term Incentive Share Awards to the extent such shares have been expensed by the Company. Voluntary termination of employment prior to retirement, or termination of employment for cause will result in the immediate forfeiture of all unvested awards under the Plan. Upon an executive's retirement, vesting will accelerate to the extent that the Company has recognized compensation expense related to the shares. In the event the Plan does not have enough available shares of common stock to fulfill the stock awards portion of the Plan, any stock award granted will be subject to the approval of additional shares by the Company's shareholders.
Compensation Committee Oversight of Payments
The Compensation Committee has the authority to review and certify the achievement of the performance goals and to administer and interpret the Incentive Compensation Plan. As set forth above, any award to a participant for 2012 may be reduced, but not increased, by the Compensation Committee in its sole discretion based on individual performance criteria.